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                             _______________, 1996


LaSalle National Bank, as Trustee           Standard & Poor's, a division of the
Chicago, Illinois                           McGraw-Hill Companies
                                            New York, New York
U.S. Trade Funding Corp.
New York, New York                          ABN AMRO Securities (USA) Inc.
                                            Chicago, Illinois
ABN AMRO Bank N.V.
Chicago, Illinois


     Re:  U.S. Trade Trust Series 1996-A (the "Trust")

Ladies and Gentlemen:

     We have served as special United States tax counsel to the above-referenced Trust in connection with the Trust's issuance of the $106,678,418 ____% Trade Trust Certificates, Series 1996-A (the "Certificates"). The Certificates are to be issued pursuant to that certain Supplemental Trust Agreement incorporating the proposed Standard Terms and Conditions of Trust Agreement, each dated as of _____________, 1996, (collectively, the "Trust Agreement"), by and among U.S. Trade Funding Corp. (the "Company"), LaSalle National Bank, as trustee (the "Trustee") and ABN AMRO Bank N.V., as servicer (the "Servicer"). The Certificates evidence ownership of a beneficial interest in two specified loan notes (the "Loan Notes") and any other assets held by the Trust. All of the scheduled amounts of principal of and interest on the Loan Notes will be guaranteed by the Export-Import Bank of the United States ("Eximbank") pursuant to the terms of the Guarantee Agreement, dated as of ______________, 1996, by and between Eximbank and ABN AMRO Bank N.V., as facility agent (the "Facility Agent"), which guarantee is backed by the full faith and credit of the United States of America. Capitalized terms used herein but not otherwise defined shall have the same meaning as set forth in the Trust Agreement.

     As such counsel, we have examined such pertinent records, documents and matters of law as we have deemed necessary, including, but not limited to, the Trust Agreement and certain representations of even date herewith submitted to us by ABN AMRO Bank N.V. in various capacities.

     Based solely upon the foregoing, and upon our review of such matters of law as we consider to be applicable, as of the date hereof, we are of the opinion that, under existing federal income tax law:
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            (i)  the Trust will not be classified as an association taxable as a corporation and should be taxed as a grantor trust;

           (ii) each Certificateholder will be considered the owner of a pro rata portion of each of the Trust's assets in the proportion that the Imputed Principal Amount of the Certificates held by such Certificateholder bears to the aggregate Imputed Principal Amount then outstanding;

          (iii) each Certificateholder will recognize taxable income derived from the assets held by the Trust as if such Certificateholder directly held its pro rata portion of the assets of the Trust;

           (iv) each Certificateholder will have a taxable event when an asset of the Trust (including any Loan Note) is disposed of (whether by sale, exchange, redemption or payment at maturity) or when the Certificateholder's Certificate is redeemed or sold; and

            (v) the summary of federal income tax consequences to the Certificateholders set forth under the heading "Certain Federal Income Tax Consequences" in the Registration Statement is materially correct.

     The scope of this opinion is expressly limited to the matters set forth herein, and except to the extent addressed herein we express no opinion with respect to any other matters of federal income tax law, any other taxes or collateral tax consequences with respect to the Loan Notes, the Trust or the Certificateholders with regard to the purchase, ownership and disposition of the Certificates or distributions from the Trust. In addition, we express no opinion herein with respect to the application of any foreign, state or local taxes imposed on the Trust.

                                       Respectfully submitted,



SGFrost

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